EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf
631-650-6201

VICON REPORTS THIRD QUARTER RESULTS
HAUPPAUGE, NY, August 2, 2013 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the third fiscal quarter ended June 30, 2013. The announcement was made by Chairman and CEO Ken Darby.

Net sales for the third fiscal quarter were $10.0 million, compared with $11.7 million in the third quarter of the prior fiscal year. A net loss was incurred of $720,000 ($.16 per share), compared with a net loss of $497,000 ($.11 per share) in the prior year quarter.

For the nine months, net sales were $29.8 million compared with $36.5 million in the first nine months of the prior fiscal year. A net loss was incurred of $2.6 million ($.58 per share), compared with a net loss of $1.1 million ($.24 per share) in the prior year nine-month period.

Commenting on the third quarter results, Mr. Darby said while sales improved compared with the preceding quarter, new sales orders for the June period were weak at $9.0 million. Both sales and new order weakness was most profound in North America where shipments declined by $2.1 million and new orders fell $1.6 million compared with the prior year quarter. Technical issues, which we believe have been resolved, were a factor in the Company's ability to close projects during the June quarter.

Gross margins in the third quarter were 36.6%, compared with 39.8% in the prior year quarter. The current quarter gross margin was adversely impacted by an inventory charge of $250,000 (or 2.5%) relating to the discontinuation of certain product lines. Operating costs, excluding patent litigation expense, declined to $4.7 million compared with $5.1 million in the prior year period. The tax expense credit of $492,000 principally reflects the reversal of a potential tax liability which expired.

In the fourth quarter Mr. Darby said the Company will close on the sale of its current headquarters property and move to its newly acquired facility. The sale will result in a financial statement gain of $3.5 million. Net free cash resulting from the two transactions is expected to be $2.5 million.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$10,024,000	$11,722,000	$29,810,000	$36,546,000
Gross profit	3,672,000	4,664,000	11,123,000	14,548,000
Selling, general and administrative expense	3,824,000	3,854,000	11,162,000	11,649,000
Engineering and development expense	1,044,000	1,286,000	3,070,000	3,959,000
Operating loss	(1,196,000)	(476,000)	(3,109,000)	(1,060,000)
Loss before income taxes	(1,212,000)	(478,000)	(3,070,000)	(1,002,000)
Income tax expense (benefit)	(492,000)	19,000	(476,000)	57,000
Net loss	$(720,000)	$(497,000)	$(2,594,000)	$(1,059,000)

Loss per share:
Basic	$(.16)	$(.11)	$(.58)	$(.24)
Diluted	$(.16)	$(.11)	$(.58)	$(.24)

Shares used in computing loss per share:
Basic	4,499,000	4,478,000	4,493,000	4,482,000
Diluted	4,499,000	4,478,000	4,493,000	4,482,000